UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     November 19, 2009

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park 271 Mill Road Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 19, 2009, Datawatch Corporation (the “Company”) issued a press release regarding its financial results for its quarter and fiscal year ended September 30, 2009.  A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in this Item 2.02, including in Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTOR; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 17, 2009, the Compensation and Stock Committee of the Board of Directors of the Company (the “Compensation Committee”) approved bonus payments to executive officers under the Corporate Officers Compensation Plan for the 2009 fiscal year, which ended on September 30, 2009.  The bonuses for executive officers were as follows:

Name and Title	Bonus

Ken Bero President and Chief Executive Officer	$101,766
Murray Fish Chief Financial Officer and Treasurer	$50,403
John H. Kitchen Chief Marketing Officer and Senior Vice President	$28,178
Harvey Gross Vice President of Enterprise Product Management and Development	$18,301
Dan Incropera Corporate Controller and Vice President	$13,856

The Compensation Committee also approved the fiscal 2010 Corporate Officers Compensation Plan, which provides that up to 15% of the Company’s net income (before the grant of any awards) is to be available in the aggregate for bonus payments to the Company’s executive officers at the end of the 2010 fiscal year.  The Compensation Committee will have the final authority to determine whether any bonuses are paid and if so, the amount of such bonuses.  The Compensation Committee reserves the right to make adjustments to the plan at any time.  At the Compensation Committee’s discretion, amounts intended for the bonus pool may be accrued at the end of each fiscal quarter, but no amounts will be awarded until the results for the 2010 fiscal year are available.

The Board of Directors also approved officer salary and bonus plans for the 2010 fiscal year, which began on October 1, 2009. For the 2010 fiscal year, base salaries and bonus payments based on their achievement of certain management objectives for Kenneth Bero, President and Chief Executive Officer, Murray Fish, Chief Financial Officer and Treasurer, John H. Kitchen, III, Senior Vice President and Chief Marketing Officer, Dan Incropera, Corporate Controller and Vice President, and Harvey Gross, Vice President of Enterprise Product Management and Development will be $308,000, $217,000, $210,000, $149,000, and $200,000, respectively.  Each of Messrs. Bero, Fish, Kitchen, Incropera and Gross is eligible for payments under the Corporate Officers Compensation Plan.

The Compensation Committee also approved a discretionary bonus of $5,000 for 2009, and a base salary of $185,000 per year for 2010 for Robert Clemens, Vice President of Worldwide Sales.  The Committee also renewed a commission plan for the 2010 fiscal year, which is based on worldwide company software license, new maintenance, professional services and training bookings.  If Mr. Clemens achieves targets for the 2010 fiscal year, he would receive a commission (payable on a monthly basis) equal to up to approximately $174,000, subject to increased commissions if he exceeds performance targets. The Company reserves the right to modify, suspend or terminate any or all terms and provisions of the commission plan, with or without notice.  Mr. Clemens is not eligible for payments under the Corporate Officers Compensation Plan.

Also, on November 17, 2009, the Compensation and Stock Committee of the Board of Directors of the Company approved grants of stock options and restricted stock units to the following named executive officers:

Name and Title	Stock Options Granted	Restricted Stock Units Granted
Ken Bero President and Chief Executive Officer	6,500	2,000
Murray Fish Chief Financial Officer and Treasurer	4,500	2,000
John H. Kitchen Chief Marketing Officer and Senior Vice President	4,500	2,000
Harvey Gross Vice President of Enterprise Product Management and Development	4,500	2,000
Robert Clemens Vice President Worldwide Sales	4,500	2,000
Dan Incropera Corporate Controller and Vice President	1,500	500
Darrin Christensen Vice President of North America Sales	3,000	1,000
Robert Sarno Vice President Worldwide Services and Support	1,500	500

Both the stock options and restricted stock units were granted pursuant to the Company’s 2006 Equity Compensation and Incentive Plan, and the awards vest over a period of three years. The form of the agreement used to grant the restricted stock was previously filed with the Securities and Exchange Commission on the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press Release dated November 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: November 20, 2009	By:	/s/ Kenneth P. Bero
Name: Kenneth P. Bero
Title: President and Chief Executive Officer